Exhibit 99.1

Dave Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ELECTS PFIZER INC. SENIOR VICE PRESIDENT
IAN C. READ TO ITS BOARD OF DIRECTORS

DALLAS, July 25, 2007 — Kimberly-Clark Corporation (NYSE: KMB) today announced that Ian C. Read, senior vice president of Pfizer Inc. and president of Pfizer’s worldwide pharmaceutical operations, has been elected to its board of directors, effective August 15.
     Mr. Read, 54, has been in his current position since 2006. Pfizer is one of the world’s leading research based healthcare companies and Mr. Read is responsible for Pfizer’s global worldwide pharmaceutical business, which had 2006 revenues of $45 billion and includes major brands such as Lipitor, Celebrex and Viagra as well as new medicines for cancer (Sutent) and smoking cessation (Chantix).
     He joined Pfizer in 1978 in the company’s financial organization. As his career progressed he gained significant international experience. Mr. Read worked in Latin America through 1995, holding positions of increasing responsibility from chief financial officer in Pfizer’s Mexico operations to country manager in Brazil, home of the company’s largest subsidiary in Latin America. He was appointed president of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996 and in 2000 was named executive vice president of Europe/Canada. Mr. Read was named a corporate vice president in 2001.
     “We are delighted that Ian Read will be joining our board,” said Linda Johnson Rice, chairman of the Nominating and Corporate Governance Committee of the Kimberly-Clark board of directors and president and chief executive officer of Johnson Publishing Company. “His understanding of today’s complex global marketplace adds valuable expertise to the board.”
    Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark said, “Ian’s strong background in marketing, sales, operations and financial management, combined with his vast international experience, will greatly benefit the company as we take K-C to the next level of performance as a premier global health and hygiene company.”

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    Mr. Read received his bachelor’s degree in chemical engineering from London University Imperial College in 1974 and earned his Chartered Accountants certification from the Institute of Chartered Accountants of England and Wales in 1978.
About Kimberly-Clark
    Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people - almost a quarter of the world's population - trust K-C brands and the solutions they provide to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 135-year history of innovation, visit www.kimberly-clark.com.

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